AGREEMENT AND PLAN OF MERGER

by and among

MOBILEPRO CORP.,

KITE ACQUISITION CORP.

AND

KITE NETWORKS, INC.

Dated as of January 31, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2006 (this “Agreement”) is made by and among Mobilepro Corp., a Delaware corporation (“Parent”) Kite Acquisition Corp., a Mississippi corporation and direct wholly-owned subsidiary of Parent (“Buyer”) and Kite Networks, Inc., a Mississippi corporation (“Company”).

WHEREAS, the Board of Directors of Parent, Buyer and Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Buyer, with the Buyer being the surviving entity (the “Merger”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

                               Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Mississippi (the “Mississippi Law”), upon the execution of this Agreement and concurrent with the filing of the Articles of Merger with the Secretary of State of the State of Mississippi (the “Articles of Merger”) (in accordance with the relevant provisions of Mississippi Law), the Company shall merge with and into the Buyer. The separate corporate existence of Company will cease upon the filing of the Articles of Merger (the “Effective Time”), and the Buyer will continue as the surviving company (hereinafter sometimes referred to as the “Surviving Company”) in the Merger. The Buyer, as the surviving company after the Merger, will be governed by the laws of the State of Mississippi.

For purposes of this Agreement, the date of the filing of the Certificate of Merger and the execution of this Agreement shall be known as the “Closing Date” and the actions taken on such date and at such time, the “Closing.”

               Section 1.2Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Mississippi Law. At the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer will vest in the Surviving Company, and all debts, liabilities and duties of the Company and Buyer not paid by the Company at or before Closing will become the debts, liabilities and duties of the Surviving Company.

                               Section 1.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Buyer with an amendment to change the name to Kite Networks, Inc., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company.

                                Section 1.4 Bylaws. At the Effective Time, the bylaws of the Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

                                Section 1.5 Board of Directors and Officers. The directors and officers of the Company as in effect immediately prior to the Effective Time shall remain the officers and directors of the Surviving Company and each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 1.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer or the Company:

The Company Stock (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time shall, as an aggregate whole and not on an individual basis, be converted into and become the right to receive 13,500,000 fully paid and nonassessable shares of Parent Common Stock (as defined in Section 3.2(a)) (the “Merger Consideration”), such Merger Consideration subject to adjustment in accordance with Section 4.5 of this Agreement.

(b) The shares of Parent Common Stock issued as Merger Consideration will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act of 1933, as amended (the “Securities Act”). Each certificate evidencing shares of Parent Common Stock to be issued as Merger Consideration shall have the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO MOBILEPRO CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.7 General Escrow Shares..

                                (a) General Escrow Shares. At the Effective Time, Buyer shall withhold from the Merger Consideration Three Million Three Hundred Seventy-Five Thousand (3,375,000) shares of Parent Common Stock (the “General Escrow Shares”) which shall be allocated among the Company’s shareholders pursuant to Exhibit A. Any such General Escrow Shares will be delivered by Parent to Ricky G. Luke, Esq. (the “Escrow Agent”), as escrow agent, to be held pursuant to the terms of the escrow agreement (the “Escrow Agreement”), in a form attached hereto as Exhibit B. The payment of any General Escrow Shares in satisfaction of any indemnification obligations under ARTICLE VI shall be made on a pro rata basis pursuant to Exhibit A. Escrow Agent shall hold the General Escrow Shares until May 31, 2006 (the “General Escrow Period”) as security for the Company indemnification obligations, potential adjustments under Article IV and/or for Damages under ARTICLE VI.

    (b) Distributions on General Escrow Shares. Any dividends or distributions payable in shares of Parent Common Stock or other equity securities or issued upon a stock split made in respect of any General Escrow Shares shall be considered General Escrow Shares hereunder.

    (c) Voting of General Escrow Shares. The Company’s shareholders on whose behalf General Escrow Shares are held by Escrow Agent shall be entitled to vote such shares. Buyer need not forward proxy information, annual or other reports or other information with respect to the General Escrow Shares to the Company’s shareholders to the extent such documents or materials are otherwise furnished by Buyer with respect to other shares of Buyer Common Stock distributed to such holders pursuant to this Agreement.

    (d) Release of General Escrow Shares. As soon as reasonably practicable (but in any event within ten (10) business days) following the expiration of the General Escrow Period, Escrow Agent shall release to the Company’s shareholders, at their respective addresses and in accordance with Exhibit A all of the remaining General Escrow Shares, if any, in excess of (i) any General Escrow Shares delivered by Escrow Agent in satisfaction of Claims (as defined in ARTICLE VI) for Damages (as defined in ARTICLE VI) by Buyer Indemnified Persons (as defined ARTICLE VI), (ii) any General Escrow Shares returned to Parent pursuant to adjustments under Article IV and (ii) any amount of General Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages specified in any Notice of Claim (as defined in ARTICLE VI) delivered to the Shareholder Representative before the expiration of the General Escrow Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the General Escrow Period, then Escrow Agent shall retain possession of that number of General Escrow Shares determined by dividing the total maximum amount of Damages then being claimed by Buyer Indemnified Persons in all such unresolved, unsatisfied or disputed Claims by $0.174, and as soon as reasonably practicable (but in any event within ten (10) business days) following resolution of all such Claims, Escrow Agent shall release to the Company’s shareholders, at their respective addresses and in accordance with Exhibit A their respective pro rata shares of the General Escrow Shares, all remaining General Escrow Shares, if any, not required to satisfy such Claims. If the number of General Escrow Shares to be distributed to any Company shareholder is not evenly divisible by one, Buyer shall round to the nearest whole number.

    (e) No Transfer or Encumbrance. To the extent permitted by applicable law, no General Escrow Shares or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Buyer or a shareholder of the Company or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer or such Company shareholder or used for any reason, prior to (i) in the case of Buyer, the retention of General Escrow Shares in satisfaction of a resolved Claim for Damages to address any post-closing Merger Adjustment in accordance with this Agreement or (ii) in the case of the Company shareholders, the release by Escrow Agent to the Company Shareholders of General Escrow Shares in accordance with this Agreement, except that Company shareholders shall be entitled to assign their rights to the General Escrow Shares by will, by the laws of intestacy or by other operation of law.

    (f) No Liability of the Escrow Agent. In holding and administering the General Escrow Shares, the Escrow Agent will incur no liability with respect to any action taken by it in reliance upon any written notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by Jerry M. Sullivan, Jr. or Shareholder Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Escrow Agent’s own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the General Escrow Shares, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, except for the Escrow Agent’s own willful misconduct or gross negligence.

1.8 Surrender of Shares; Stock Transfer Books.

(a) At the Closing, the Stockholders will surrender to Buyer all issued and outstanding certificates representing the Company Stock, which shall be duly endorsed in blank, or accompanied by membership interest powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed. Until so surrendered, such certificate(s), as an aggregate whole and not on an individual basis, will represent solely the right to receive the Merger Consideration.

(a)  At the Effective Time, the stock interest transfer books of the Company will be closed and there will not be any further registration of transfers of any stock, options or warrants thereafter on the records of the Company. If, at or after the Effective Time, certificates are presented to the Surviving Company for transfer, they will be canceled and exchanged for Merger Consideration as provided in Section 1.6.

(c) In the event any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by a Stockholder, Parent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.6 if a Stockholder will, as a condition precedent to the payment thereof indemnify the Surviving Company in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Company with respect to the certificate claimed to have been lost, stolen or destroyed.

                                Section 1.9 Dissenting Shares. The Company Shareholders who have complied with all requirements for perfecting stockholders’ rights to demand fair value as set forth in Sections 79-4-13.01 to 79-4-13.31 of the Mississippi Law, shall be entitled to their rights under the Mississippi Law with respect to such shares (the “Dissenting Shares ”) and the Parent shall pay any and all costs or payments related to the Dissenting Shares including any appraisal (if required by Mississippi Law), court costs, attorney’s fees or payments made with respect thereto. Notwithstanding the foregoing, nothing herein shall require Parent to pay any attorney’s fees of any dissenting shareholder unless otherwise required by court order.

                                     Section 1.10 Securities Law Issues. Parent Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

ARTICLE II
Representations and Warranties of the Company

                                       Except as set forth in the Company Disclosure Letter attached to this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Buyer as follows:

                                      Section 2.1 Organization, Qualification and Corporation Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as is now being conducted and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company, and (b) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Incorporation and Bylaws.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by or results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity’s capital stock.

                                      Section 2.2 Capitalization; Subsidiaries.

                                      (a) The authorized capital stock of the Company consists of 500,000,000 shares of common stock no par value, of which 10,000,000 share are issued and outstanding (the “Company Stock”) and are owed or record as set forth in Exhibit A and 50,000,000 shares of preferred stock no par value of which zero shares are issued and outstanding. Oher than the Company Stock, there are no other classes, series or types of equity for the Company. All issued and outstanding shares of Company Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Articles of Incorporation or the bylaws of the Company, or any agreement or document to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to the Company’s outstanding securities.

                                     (b) There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any units of membership interests or other equity interest in, the Company or securities convertible into or exchangeable for such units of membership interests or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any units of membership interest of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Stock.

                                     (c) Except for an interest in Kite Broadband, LLC, the Company does not have any direct or indirect Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

For purposes of this Agreement, the term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                                       Section 2.3 Reserved.

                                       Section 2.4 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Merger Certificate as required by Mississippi Law and approval of the stockholders as required by Mississippi Law, to carry out its obligations hereunder. The Company has the necessary competency, power and authority to enter into this Agreement and carry out the obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and subject to the approval of the stockholders and, subject to the filing of the Merger Certificate as required by Mississippi Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and subject to the approval of the stockholders and, assuming the due authorization, execution and delivery of this Agreement by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company and the Stockholders, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to (a) applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

                                       Section 2.5 No Conflict; Required Filings and Consents.

                                       (a) Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to the Company or by which any of its property is bound, (ii) violate or conflict with the Articles of Incorporation or bylaws (or comparable organizational documents) of the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, Permit or license to which the Company is a party or by which the Company or any of its property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on the Company.

                                       (b) Except for the filing of the Merger Certificate and any applicable requirements, if any, under “takeover” or “blue sky” laws of various states, the Company is not required to submit any notice, report or other filing with any federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

                                       Section 2.6 Reserved.

                                       Section 2.7 Financial Statements; Debt.

                                       (a) Attached as Section 2.7(a) of the Company Disclosure Letter are the Company’s unaudited balance sheets dated as of December 31, 2005 and 2004, income statements and statement of cash flows for the years then ended and (all such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) agree with the books and records of the Company, (b) fairly present in all material respects the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with GAAP except that they are subject to year-end audit adjustments and do not contain footnotes and are not restated for subsequent events.

                                      (b) The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements or otherwise disclosed in the Company Disclosure Lettter that are not material in amount either individually or collectively.

                                       Section 2.8 Absence of Certain Changes. Except as set forth in the Company Financial Statements or Section 2.8 of the Company Disclosure Letter, since November 1, 2005, there has not been with respect to the Company:

                                      (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon;

                                      (b) any material loss of customers. Set forth on Section 2.8(b) of the Company Disclosure Letter is a true, correct and complete list of all customers lost in the preceding twelve (12) months, including all revenue generated from any customer generating at least One Thousand Dollars ($1,000) per month in revenue for the Company for the thirty six (36) months preceding the date on which they were no longer customers;

                                      (c) no notice of impending cancellation, or a material price increase, from any Incumbent Local Exchange Carrier or other provider of data transmission services;

                                      (d) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

                                      (e) any mortgage, encumbrance or lien placed on any of the properties owned by Company;

                                      (f) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

                                     (g) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

                                     (h) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

                                     (i) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the ownership interests thereof, any split, combination or recapitalization of the units of membership interests thereof or any direct or indirect redemption, purchase or other acquisition of units of membership interests thereof;

                                      (j) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

                                      (k) any change with respect to the management, supervisory or other key personnel thereof;

                                      (l) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Financial Statements or incurred in the ordinary course of business thereafter; or

                                      (m) any obligation or liability incurred thereby to any of its officers, directors, managers or stockholders or any loans or advances made thereby to any of its officers, directors, managers or stockholders except normal compensation and expense allowances payable to officers.

                                      Section 2.9 Tax Matters.

                                     (a) The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. All Tax liabilities of the Company for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be timely paid or are adequately reserved for in the Company Financial Statements, other than such Tax liabilities as are being or may be contested in good faith by the Company. There are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time other than as a result of filing of Tax Returns under extensions permitted under the IRS Code, and no such waiver or extension has been required with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                                     (b) The Company has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                      (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) to the Company’s Knowledge.

                                      (d) For purposes of this Agreement:

                                            (i) “Knowledge” or words of similar import means all information that is actually known, following reasonable investigation (unless otherwise specified herein), and in the case of the Company, by  Jerry M. Sullivan, Jr.

                                            (ii) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that a Person or any Subsidiary of such Person is liable to pay by law or otherwise; and

                                                          (iii) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

                                       Section 2.10 Title to Properties. Except as set forth in the Company Financial Statements or Section 2.10 of the Company Disclosure Letter, the Company has good and marketable title to all of its assets free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective in accordance with their terms. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), or has received any notice of violation with which it has not complied.

                                       Section 2.11 Environmental Matters.

                                       (a) During the period that the Company has leased or owned its properties or owned or operated any facilities, to the Knowledge of the Company there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                                      (b) To the Knowledge of Company none of the properties or facilities of the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s Knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                                       (c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought, to Company’s Knowledge, or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                                       Section 2.12 Intellectual Property.

                                       (a) The term “Intellectual Property” means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term “Company IP” means any Intellectual Property used or held for use by the Company, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

                                       (b) Section 2.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement (“Desktop Software”)) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company, except Desktop Software.

                                      (c) The Company IP set forth on Section 2.12(b) of the Company Disclosure Letter constitutes all of the Intellectual Property used by and necessary for the Company to operate its business as currently conducted and currently proposed to be conducted. The Company owns all legal and beneficial right, title and interests in or the right to use the Company IP, and the Company has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

                                      (d) All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Section 2.12(b) of the Company Disclosure Letter are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

                                      (e) None of the Company IP owned by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company, none of the Company IP used (but not owned) by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

                                      (f) The Company has not received any written notices of, or has Knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. To the Knowledge of Company, the Company has not infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

                                      (g) The transactions contemplated by this Agreement will not affect the right, title and interest of the Company in and to the Company IP, and the Company has taken all commercially reasonable steps to maintain and protect the Company IP owned by the Company and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

                                       (h) To the Knowledge of the Company, no officer, employee, director or manager of the Company is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee, director or manager of the Company, the use of such person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Company IP and to the Knowledge of the Company, no person or entity has any right, title or interest in any Company IP. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the Company.

                                      Section 2.13 Material Agreements.

                                      (a) Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets are bound (collectively, the “Material Agreements”):

                                                               (i) any real estate leases;

                                                               (ii) any other agreement for the provision of services by the Company that have accounted for revenues of more than Two Thousand Dollars ($2,000) during any month since November 1, 2005;

                                                               (iii) any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company is liable or under which it has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Company;

                                                                (iv) any capital or operating leases or conditional sales agreements relating to personal property of the Company;

                                                               (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party with a fair market value in excess of One Thousand Dollars ($1,000);

                                                                (vi) any insurance policies;

                                                                (vii) any employment, consulting, noncompetition, or separation agreements or arrangements;

                                                               (viii) any agreement with or for the benefit of the stockholders, officer, director, manager or employee of the Company, or any Affiliate of the Company, or any Person controlled by such individual or family member thereof;

                                                               (ix) any license to which the Company is a party;

                                                               (x) any agreement in which the Company has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                                                               (xi) any written arrangement establishing a partnership or joint venture; and

                                                               (xii) a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

                                                              (xiii) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

                                                             (xiv) any other agreement or arrangement pursuant to which the Company or its Subsidiaries could be required to make or be entitled to receive aggregate payments in excess of Five Thousand Dollars ($5,000.00) or entered into outside of the ordinary course of business.

For purposes of this Agreement, “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any Person.

                                     (b) The Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

                                                             (i) each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

                                                             (ii) subject to the third-party consents described in Section 2.5(a) of the Company Disclosure Letter, each Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and

                                                            (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Material Agreement which could have a Material Adverse Effect.

                                      Section 2.14 Insurance.

                                      (a) Section 2.14 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.14 of the Company Disclosure Letter sets forth a true, correct and complete list of each person or entity required to be listed as an additional insured under each such policy. Each such policy shall be in full force and effect until such time as the period covered by any prepaid premiums has expired.

                                     (b) The Company is not in breach or default, and does not anticipate being in breach or default prior to the Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

                                      Section 2.15 Litigation.

                                      (a) Except as set forth in Section 2.15 of the Company Disclosure Letter there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body. The Company is not subject to any order, judgment, injunction or decree.

                                      (b) There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company.

                                      Section 2.16 Employees; Labor Matters.

                                     (a) Set forth on Section 2.16(a) of the Company Disclosure Letter is a true, correct and complete list of all current employees of the Company, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

                                      (b) To the Knowledge of the Company, no employee has any plans to terminate employment with the Company within six months of the date hereof.

                                      (c) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

                                      (d) Section 2.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of Persons whose employment has been terminated by the Company in the 90 days prior to Closing.

                                      Section 2.17 Employee Benefits.

                                      (a) Except as set forth in Section 2.17(a) of the Company Disclosure Letter, neither the Company nor any predecessor in interest thereof has maintained, or currently maintains, any Employee Benefit Plan. At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

                                      (b) Section 2.17(b) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                                      (c) For purposes of this Agreement:

                                                             (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

                                                             (ii) “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or its Subsidiaries.

                                       Section 2.18 Permits. Section 2.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct their business as presently conducted. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

                                       Section 2.19 Real Property.

                                                              (i) Owned Real Property. The Company owns no real property.

                                       (b) Leased Real Property. Section 2.19(b) of the Company Disclosure Letter sets forth a true and correct list of all real property leased or subleased to the Company (the “Leased Real Property”). The Company has made available to Buyer true and correct copies of such leases and subleases, each as amended to date. Except as set forth on Section 2.19(b) of the Company Disclosure Letter, with respect to each lease and sublease of Leased Real Property each lease or sublease is in full force and effect in all material respects and is valid and enforceable by Buyer or the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

                                       Section 2.20 Broker’s Fees. Neither the Company nor any of their Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

                                       Section 2.21 Books and Records.

                                       (a) The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

                                       (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                                       Section 2.22 Banking Relationships and Investments. Section 2.22 of the Company Disclosure Letter sets forth sets forth a true, correct and complete list of each of the Company’s accounts, deposits, safe-deposit boxes or borrowing relationships, factoring arrangements or other loan facilities or relationships, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes (the “Accounts”). Section 2.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”). The Company has good and legal title to all Investments.

                                       Section 2.23 Prepaid Accounts. Section 2.23 of the Company Disclosure Letter sets forth a true, correct and complete list of each prepaid customer account serviced by the Company. This list shall contain any customer who pays in advance more than one month.

                                       Section 2.24 Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE III
Representations and Warranties of Parent and Buyer

                                      Except as set forth in the Buyer Disclosure Letter attached to this Agreement (the “Buyer Disclosure Letter”) Parent and Buyer, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

                                      Section 3.1 Organization, Qualification and Corporation Power. Each of Parent and Buyer as of the Effective Time (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and proposed to be conducted, and (b) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Buyer.

                                       Section 3.2 Capitalization.

                                       (a) The authorized capital stock of Buyer consists of 1,500,000,000 shares of common stock, $0.001 par value (the “Parent Common Stock”), 20,035,425 shares of preferred stock, $0.001 par value and 35,425 shares of Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”). As of January 15, 2005 and the Effective Time, (i) 432,161,236 shares of Buyer Common Stock were issued and outstanding and 35,378 shares of Series A Preferred Stock were issued and outstanding and (ii) 30,000,000 shares of Parent Common Stock were reserved for issuance under Buyer’s 2001 Equity Performance Plan. All of the issued and outstanding shares of Parent Common Stock and Series A Preferred Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The certificates representing Parent Common Stock are in proper form for the enforcement of the rights and limitations of rights pertaining to such Shares which are set forth in Parent’s certificate of incorporation, as amended, and bylaws. There are no declared or accrued but unpaid dividends with respect to any Parent Common Stock.

                                      (b) The authorized capital stock of Buyer consists of 1,000 shares of common stock, $0.001 par value (the “Buyer Common Stock”), of which 1,000 shares were issued and outstanding. Buyer owns all of the issued and outstanding shares of Buyer common stock. Buyer owns all of the issued and outstanding shares of Buyer Common Stock. All of the issued and outstanding shares of Buyer Common Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                                      Section 3.3 Authority Relative to this Agreement. As of the Effective Time each of Parent and Buyer has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Buyer and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer and, subject to the filing of the filing of the Certificate of Merger, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent and Buyer, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent and Buyer, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to (a) applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

                                      Section 3.4 No Conflict; Required Filings and Consents.

                                      (a) The execution and delivery of this Agreement by each of Parent and Buyer do not, and the consummation by each of them of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to either Buyer or the Parent or by which any of their respective property is bound, (ii) violate or conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of either Parent or Buyer, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of either Buyer or the Parent or any of their respective Subsidiaries pursuant to, any contract, instrument, Permit or license to which either Buyer or the Parent or any of their respective Subsidiaries is a party or by which either Buyer or the Parent or any of their respective Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Buyer or Parent.

                                      (b) Except for the filing of the Certificate of Merger, and applicable requirements, if any, under “takeover” or “blue sky” laws of various states, Buyer or Parent are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on Buyer or Parent. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by Parent or Buyer in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on Buyer or Parent.

                                      Section 3.5 SEC Reports. Parent has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Parent with the Securities and Exchange Commission (“SEC”) since December 31, 2003. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there has not been any Material Adverse Effect with respect to Parent or Buyer that would require disclosure under the Securities Act.

                                      Section 3.6 Broker’s Fees. Neither of Parent or Buyer has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

                                       Section 3.7 Issuance of Merger Consideration. All of the Parent Common Stock to be issued as Merger Consideration has been duly authorized and when issued in accordance with this Agreement shall be validly issued, fully paid and non assessable.

ARTICLE IV
Further Covenants and Assurances

                                      Section 4.1 Securities Laws.

                                      (a) Parent, Buyer and the Company will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock in connection with the Merger. The Company will use commercially reasonable efforts to assist Buyer as may be necessary to comply with such securities and blue sky laws.

                                      (b) So long as Parent or any successor entity has securities registered under Securities Act or the Exchange Act, Parent or such successor entity will file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Shares for Parent Common Stock pursuant to the terms of this Agreement to sell Parent Common Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

                                      Section 4.2 Public Announcements. Parent, Buyer and the Company will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will consult with Parent regarding communications with customers, stockholders and employees relating to the transactions contemplated by this Agreement.

                                      Section 4.3 Audited and Reviewed Financial Statements.

                                     (a) Preparation of Audited and Reviewed Financial Statements. At the sole cost and expense of the Parent, promptly after the Effective Time, the certified public accountant of Parent shall be provided with access to the Books and Records and financial information of the Company and shall audit the balance sheets as of December 31, 2005 and 2004, and the statements of income and cash flows for the years then ended(the “Audited Financial Statements”) (and shall review the balance sheet and statement of income and cash flows or the period ending January 31, 2006) by May 15, 2006, the “Reviewed Financial Statements”). The Audited and Reviewed Financial Statements shall (a) be prepared based on the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) be prepared in accordance with GAAP.

                               (b) Dispute Resolution. In the event that Jerry M. Sullivan, Jr. as representative for the stockholders of the Company (“Stockholder Representative”) disagrees with the accuracy of the Audited or Reviewed Financial Statements, the Stockholder Representative shall deliver a written notice of disagreement (“Dispute Notice”) within fifteen (15) business days of its receipt of the Audited and Reviewed Financial Statements (the “Review Period”) setting forth in reasonable detail the basis for such dispute. If the Stockholder Representative does not deliver a Dispute Notice within the Review Period, then the Audited Financial Statement shall be final and binding on the parties, effective as of the first business day following the Effective Time. In the event the Stockholder Representative delivers to Buyer a Dispute Notice in a timely manner, then Buyer and the Stockholder Representative shall attempt in good faith to resolve such dispute within ten business (10) days from the date of the Dispute Notice. If Buyer and the Stockholder Representative cannot reach an agreement within such ten business (10) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to mediation in accordance with the rules of the American Arbitration Association (“AAA”) should the total amount in dispute not exceed $120,000.00. In the event that the amount in dispute exceeds $120,000.00, then in such event the dispute shall be submitted to arbitration under the rules of the AAA governing commercial disputes. The arbitration shall take place in the State of Mississippi before a single neutral arbitrator. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains essential findings and conclusions on which the decision is based. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for it own costs, fees and expenses associated with any mediation and/or arbitration regardless of the outcome.

Section 4.4  Adjustment of Merger Consideration. The Merger Consideration due and payable to the stockholders of the Company in accordance with Section 1.6 will be adjusted as follows:

(a)  Adjustments in Merger Consideration at Closing.

(i)   If the Closing Balance Sheet (as defined in Section 5.1(h)) reveals a Working Capital deficit, the Merger Consideration shall be reduced by one share for each $0.174 of Working Capital deficit on the Closing Balance Sheet.

(ii)  If the Closing Balance Sheet reveals positive Working Capital, the Merger Consideration shall be increased one share for each $0.174 of positive Working Capital shown on the Closing Balance Sheet.

(iii)  The Merger Consideration shall be increased one (1) share for each one (1) share of Parent Common Stock owned by the Company at the Effective Time.

(b)  Adjustments in Merger Consideration After Closing.

(i)  If the Audited or Reviewed Financial Statements reveal a Working Capital deficit in excess of the Working Capital Deficit revealed on the Closing Balance Sheet, the Merger Consideration shall be further reduced by one share for each $0.174 of additional Working Capital deficit revealed on the Audited or Reviewed Financial Statements.

(ii)  If the Audited or Reviewed Financial Statements reveals positive Working Capital more than the positive Working Capital revealed on the Closing Balance Sheet and/or inventory more than revealed on the Closing Balance Sheet, the Merger Consideration shall be further increased by one share for each $0.174 of additional Working Capital on the Audited or Reviewed Financial Statements.

                                                               (iii) The Merger Consideration shall be increased for each (1) one share of Parent Common Stock that the Company is entitled to receive post closing under that certain Assignment of Limited Liability Company Interest /Release dated as of January 31, 2006.

For purposes of this Agreement, positive or negative “Working Capital” shall mean the difference between (x) the sum of the Company’s cash, wireless CPE inventory and current receivables of 30 days or less plus prepaid expenses and (y) all of the Company’s liabilities, including any deferred revenues of the Company, all determined in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”). It is expressly understood and agreed that Working Capital shall not include any shares of Parent Common Stock owned by the Company.

                                      Section 4.5 Real Property Deliveries. The Company agrees that if, immediately prior to or at the Closing, or at any time after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of the Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of the Company or otherwise.

                                      Section 4.6 Termination of Related Party Arrangements. The Company shall cause all Material Agreements described in Sections 2.13(a)(viii) of the Company Disclosure Letter, other than those listed in Section 4.6 of the Company Disclosure Letter, to be terminated immediately prior to the Closing with no further liability or obligation on the part of any party thereto.

                                      Section 4.7 Release.

                                     (a) Effective at the time of the Closing, the executive officers and directors of the Company shall execute a release agreement in the form of Exhibit C whereby they each shall, without any further action, releases and forever discharges the Company and its officers, directors, managers, employees and Affiliates (other than Parent and Buyer), from any and all liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Material Agreements, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, Liens, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, which the executive officers or directors may have or may have had, known or unknown, from the beginning of the world through and including the Closing Date, against the Company or any of its officers, directors, managers, employees or affiliates (other than Buyer or Parent).

                                    (b) Notwithstanding the foregoing, nothing contained in clause (a) above shall constitute a release by the executive officers or directors of the Company for claims against Buyer or Parent arising out of Buyer’s obligations under this Agreement.

                                    Section 4.8 Accounts and Investments. At the Closing (but in any event after the Effective Time), the Company will transfer to the Buyer title, ownership and access rights to each of the Accounts and Investments listed on Section 2.22 of the Company Disclosure Letter. Following the Closing, the Company, each of its Affiliates, members, managers, agents and employees will have no rights whatsoever to each of the Accounts and Investments listed on Section 2.22 of the Company Disclosure Letter.

                                    Section 4.9 Further Assurances. The parties agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein.

                                    Section 4.10 Post-Closing Tax Cooperation. Following the Closing Date, Parent and Buyer, on the one hand, and the Stockholder Representative on the other hand, shall cooperate fully with each other to the extent reasonably requested by the other in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes or Tax Returns of or with respect to the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, filing audit, litigation or other proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree, upon request by other, to use all reasonable efforts to obtain and provide any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed with respect to the Company and the transactions contemplated hereby. Further, each of the parties agree to provide, upon request of the other, any and all information required to be reported pursuant to the Internal Revenue Code and all Treasury Department Regulations promulgated thereunder.

   Section 4.11 Employment Agreements. The Surviving Company shall offer employment agreements (on terms no less than their current employment arrangements and pursuant to the form attached hereto as Exhibit G) to Jonathan B. Steadman, Ricky G. Luke, Troy Browning, Alan Crancer, John Yerger, Bobby Lloyd, David McIntosh and Greg Wolf, and shall use commercially reasonable efforts to negotiate and execute these agreements prior to the Effective Time which employment agreements shall be effective as of the Effective Time.

   Section 4.12 No Distributions. The Company acknowledges and agrees that is shall not distribute to its shareholders any shares of Parent Common Stock that is receives as a result of its rights under the operating agreement of Kite Broadband, LLC.

ARTICLE V
Conditions of Merger

                                     Section 5.1 Conditions to Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

                                     (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date). Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

                                     (b) Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement. Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

                                     (c) Secretary Certificates. Buyer will have received from the corporate secretary of the Company a certificate (i) certifying as to such entity’s Articles of Incorporation, (ii) certifying as to such entity’s bylaws, (iii) certifying as to such entity’s resolutions of its Board of Directors, (vi) certifying as to such entity’s resolutions of its shareholders and (v) attesting to the incumbency of such entity’s officers.

                                     (d) Good Standing. Buyer will have received a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of the Company in its jurisdiction of organization as of a date within seven days of the Closing Date.

                                      (e) Minute Books, Etc. Buyer will have received corporate records relating to the organization, ownership and maintenance of the Company.

                                      (f) Resignations. Buyer will have received written resignations, effective as of the Closing Date, of each of the officers of the Company from all manager positions and offices with the Company.

                                     (g) Required Consents. Any consent, authorization, order or approval, in a form reasonably acceptable to Buyer, of (or filing or registration with) any third party identified by Buyer on Schedule 5.1(g) will have been obtained or made.

                                      (h) Closing Balance Sheet and Income Statement. Buyer will have received from the Company, a closing balance sheet and income statement, dated as of January 31, 2006 which shall be attached hereto as Exhibit D and prepared in accordance with Section 2.7.

                                      (i) Registration Rights Agreement. The parties will have executed and delivered the Registration Rights Agreement providing for piggyback registration rights plus demand registration rights commencing on the six (6) month anniversary of the Closing with respect to the Merger Consideration in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

                                      Section 5.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

                                      (a) Representations and Warranties. Those representations and warranties of Parent and Buyer set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date). The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

                                      (b) Agreements and Covenants. Parent and Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer required to be performed or complied with by them under this Agreement. The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

                                      (c) Secretary Certificates. The Company will have received from the corporate secretary of each of Parent and Buyer a certificate (i) certifying Parent’s Certificate of Incorporation, Buyer’s Articles of Incorporation, (ii) certifying the bylaws of Buyer, (iii) certifying the resolutions of the board of directors of Buyer and (iv) certifying the resolutions of the stockholder of Buyer as of a date within seven days of the Closing Date

                                       (d) Registration Rights Agreement. The parties will have executed and delivered the Registration Rights Agreement providing for piggyback registration rights plus demand registration rights commencing on the six (6) month anniversary of the Closing with respect to the Merger Consideration in the form of Exhibit E attached hereto.

                                       (e) Employment Agreement. The Parent, or one of its affiliates, shall have entered into an employment agreement with Jerry M. Sullivan, Jr. in the form of Exhibit F attached hereto.

                                       (f) Kite Broadband, LLC Acquisition. The acquisition of the remaining interest of Kite Broadband, LLC by the Parent shall have been consummated.

ARTICLE VI
Survival and Indemnification

                                      Section 6.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Buyer contained in this Agreement or in any instrument delivered pursuant hereto will remain operative and in full force and effect until the expiration of the General Escrow Period at which time they shall automatically expire (the “Survival Period”); provided, however, that such representations and warranties shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 6.4, 6.5 or 6.6 hereof, as applicable. The covenants and agreements (as opposed to the representations and warranties in Articles 2 of the Company) of the parties contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith will survive the Closing and will remain in full force and effect at all times after the Closing.

                                     Section 6.2 Indemnification of Parent and Buyer. The Company agrees to indemnify and hold harmless Parent and Buyer, and each of their respective officers, directors, agents and employees, and each person, if any, who controls or may control Parent and Buyer within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees but net of any tax benefits derived by any of the foregoing and net of any recoveries or related proceeds from insurance or similar arrangements with third parties (hereinafter referred to as “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto. The foregoing are collectively referred to as the “Buyer Indemnity Claims.”

                                    Section 6.3 Indemnification of the Company. Subject to the limitations set forth in this Article VI, Parent and Buyer agree to jointly and severally indemnify and hold harmless the Company and its officers, directors, shareholders, Subsidiaries and Affiliates, managers, agents and employees, from and against any and all Damages arising out of any (a) misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Parent and Buyer in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer pursuant hereto; and (b) post-Closing operation of Company or Company’s business, including without limitation all debts, liabilities, duties and other obligations of Company to the extent not required to be paid or satisfied by Company prior to the Closing pursuant to this Agreement. The foregoing are collectively referred to as the “Company and The Stockholders Indemnity Claims.”  The Company Indemnity Claims together with Buyer Indemnity Claims are collectively referred to as the “Indemnity Claims.”

                                     Section 6.4 General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VI (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VI (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 6.1 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

                                    Section 6.5 Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification under Section 6.2 or 6.3 of the Agreement, and subject to the applicable Survival Period, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 6.1 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

                                      Section 6.6 Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 6.1 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have accepted such claim), and the Indemnified Party and Indemnifying Party shall have failed to resolve or compromise such Direct Claim within sixty (60) days of the date of rejection, then the Indemnifying Party must commence legal proceedings against the Indemnifying Party within thirty (30) days.

                                       Section 6.7 Maximum Liability; Sole Recourse. Notwithstanding anything to the contrary herein, the Company’s indemnity obligations shall only arise if and to the extent the amount of Damages exceeds in the aggregate $15,000, and (a) in no event will the Company’s indemnity obligations under this Article VI exceed the aggregate amount of the General Escrow Shares remaining in escrow (which shall be Parent and Buyer’s sole source of recovery for any Damages); and (b) Buyer’s sole and exclusive recourse for any and all claims, losses, damages and expenses arising directly or indirectly from this Agreement or the transactions contemplated hereby shall be for indemnification as provided in this Article VI. In no event will Buyer’s indemnity obligations under this Article VI exceed the aggregate amount of the Merger Consideration.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

(a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

(b) By Parent and Buyer (i) in the event that the transaction contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Parent, Buyer or the Company; (ii) in the event the conditions precedent to Parent’s and Buyer’s obligation to close are not satisfied and performed in full at or prior to June 30, 2006; (iii) in the event the Company breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by the Company under the terms of this Agreement and such breach, violation or failure is not cured or waived by Parent prior to Closing.

(c) By the Company (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Parent, Buyer or Seller; (ii) in the event the conditions precedent to the Company’s obligation to close are not satisfied and performed in full at or prior to June 30, 2006; or (iii) in the event Buyer or Parent breaches or violates any material covenant or agreement to be performed by the Parent or Buyer under the terms of this Agreement, and such breach, violation or failure is not cured or waived by the Company prior to Closing.

(d) By Parent, Buyer or the Company if the Closing hereunder shall not have taken place by June 30, 2006, or such later date as shall be agreed upon by an amendment to this Agreement; provided, however, that a party shall not have the right to terminate under this Section 7.1(d) if the conditions precedent to such party’s obligation to close have been satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

(e) By any party hereto, if at the special meeting of shareholders to be called by Company, this Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s shares voted at the special meeting of shareholders of the Company as called to approve this Agreement;

(f) By the Company, in the event there are dissenting shareholders (i) constituting more than five percent (5%) of the total issued and outstanding shares of the Company or (ii) to whom payments would have to be made that would cause the merger not to qualify as a reorganization within the meaning of 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Internal Revenue Code of 1986 as amended (the “Code”);

(g) by any party hereto if Closing shall not have occurred by June 30, 2006.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Parent, Buyer or Company as provided above, this Agreement shall forthwith become void and there shall be no further liability on the part of the Parent, Buyer or Company, or their respective officers, directors or shareholders except for Sections 8.2 and 8.12 which shall survive the termination hereof.

ARTICLE VIII
General Provisions

Section 8.1 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

                                 (a) If to Parent or Buyer:

Mobilepro Corp.
6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
Attention: Jay O. Wright, President and CEO
Facsimile: (301) 315-9040

                                      With a copy (which will not constitute notice) to:

Geoffrey B. Amend, Esq.
309 S. Laura, Suite 210
Wichita, KS 67211
Facsimile: (316) 269-1021

                                  (b) If to the Company or the Stockholders Representative:

112 East State Street, Suite B
Ridgeland, MS 39157
Attn: Jerry M. Sullivan, Jr.
Facsimile: (601) 898-9908

                                       With a copy (which will not constitute notice) to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street
PO Box 427
Jackson, MS 39205
Attn: Gina M. Jacobs. Esq.
Facsimile: (601) 949-4804

For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

Section 8.2 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.5 No Third-Party Beneficiaries. Except for the parties hereto, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.6 Assignment. This Agreement will not be assigned by operation of law or otherwise. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Mississippi applicable to contracts executed in and to be performed entirely within Mississippi.

Section 8.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

Section 8.10 Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

Section 8.12 Confidentiality. The Company on the one hand and Buyer and Parent on the other hand each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Parent, Buyer and the Company each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

Section 8.13 Appointment of Shareholder Representative. Each of the shareholders of the Company by acceptance of the Merger Consideration each hereby appoints Mr. Jerry M. Sullivan, Jr. to act on his/her/its behalf as Shareholder Representative as provided in this Agreement and the Escrow Agreement.

* * *

IN WITNESS WHEREOF, Parent, Buyer and the Company have executed this Agreement as of the date first written above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title:   President and CEO

KITE ACQUISITION CORP.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title:   President and CEO

KITE NETWORKS, INC.

By:	/s/ Jerry M Sullivan, Jr.
Name:  Jerry M Sullivan, Jr.
Title:    CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
COMPANY SHAREHOLDERS
Shareholder Name	Shares Owned	% Owned

Kevin Kimberlin Partners, LP	6,922	0.07%
Spencer Trask Media & Comm Group, LLC	2,465,008	24.65%
Spencer Trask Illumination Fund, LLC	98,070	0.98%
Southern Farm Bureau Life Insurance Company	3,050,000	30.50%
McCarty Wireless, LLC	1,100,000	11.00%
Tony Tam	4,441	0.04%
Pacific Infinity	198,849	1.99%
Terry Kwong	113,555	1.14%
Wilson Wong	100,000	1.00%
Chida Tse	91,122	0.91%
Ray Tong	51,846	0.52%
Philip W. Matos	96,568	0.97%
Jack Wong	718,619	7.19%
Robert Kane	8,474	0.08%
Julie Baigent, SEP IRA	2,421	0.02%
John Smyth	2,306	0.02%
Elizabeth Kinney	2,306	0.02%
Lane Cockrell	1,210	0.01%
Christopher Truhan	1,153	0.01%
Andria Langenberg	1,130	0.01%
Jerry M. Sullivan, Jr.	534,788	5.35%
John Greathouse	96,216	0.96%
Jonathan B. Steadman	265,028	2.65%
Randy Eure	223,688	2.24%
John Yerger	77,813	0.78%
Ken Harris	8,906	0.09%
David McIntosh	77,813	0.78%
Greg Wolff	77,813	0.78%
Jerry O'Rear	68,438	0.68%
Sandra Miller	72,375	0.72%
Scott Tenney	1,496	0.01%
Jim Cade	295	0.00%
Scott Goodno	589	0.01%
Dan Berry	236	0.00%
Jennifer Relfe	3,535	0.04%
Lisa Vicory	943	0.01%
Ricky Luke	55,120	0.55%
Alan Crancer	55,125	0.55%
Troy Browning	11,813	0.12%
Paul Latchford	112,219	1.12%
John R. McCarty	112,219	1.12%
Bobby Lloyd	11,813	0.12%
Ashley Barlow	5,906	0.06%
Penny Melvin	11,813	0.12%

	10,000,000	100.00%

EXHIBIT B

ESCROW AGREEMENT

2

EXHIBIT C

RELEASE AGREEMENT

3

EXHIBIT D

CLOSING BALANCE SHEET AND INCOME STATEMENT

4

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

EXHIBIT F

EMPLOYMENT AGREEMENT